Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

June 5, 2023

Board of Directors

Fisher Wallace Laboratories, Inc.

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A tier 2 on Form 1-A or 1-K of our reports dated April 21, 2023, with respect to the consolidated balance sheets of Fisher Wallace Laboratories, Inc. as of December 31, 2022 and 2021 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2022 and 2021 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC
Aurora, Colorado

June 5, 2023